As filed with the Securities and Exchange Commission on December 4, 2020

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DENBURY INC.
(Exact name of registrant as specified in its charter)

Delaware	20-0467835
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5851 Legacy Circle Plano, Texas	75024
(Address of principal executive offices)	(Zip Code)

DENBURY INC. 2020 OMNIBUS STOCK AND INCENTIVE PLAN
(Full title of the plan)

Mark C. Allen
Executive Vice President and Chief Financial Officer
Denbury Inc.
5851 Legacy Circle
Plano, Texas 75024
(972) 673-2000
(Name, address and telephone number,
including area code, of agent for service)
Copy to: Julian J. Seiguer, P.C. Michael W. Rigdon Kirkland & Ellis LLP 609 Main Street, Suite 4700 Houston, Texas 77002 (713) 836-3647

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock $.001 Par Value	6,169,591	$21.69	$133,818,429	$14,600

(1)Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Denbury Inc. common stock that may become issuable in accordance with the adjustment and anti-dilution provisions of the Denbury Inc. 2020 Omnibus Stock and Incentive Plan (the “2020 LTIP”).
(2)Represents shares of Denbury Inc. common stock issuable pursuant to the 2020 LTIP being registered herein.
(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices for Denbury Inc. common stock on the New York Stock Exchange LLC on November 27, 2020.

Denbury Resources Inc.

Denbury Resources Inc.

EXPLANATORY NOTE

As previously reported, on July 30, 2020, Denbury Resources Inc. (“Legacy Denbury”) and certain of its direct and indirect subsidiaries (together with the Legacy Denbury, the “Company”) commenced voluntary cases (the “Chapter 11 Cases”) under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). The Company’s Chapter 11 Cases were jointly administered under the caption In re Denbury Resources Inc., et al., Case No. 20-33801. On July 30, 2020, the Company filed the Joint Chapter 11 Plan of Reorganization of Denbury Resources Inc. and its Debtor Affiliates (as amended, modified or supplemented from time to time, the “Reorganization Plan”) and the related disclosure statement (the “Disclosure Statement”).

•On September 2, 2020, the Bankruptcy Court entered an order confirming the Reorganization Plan and approving the Disclosure Statement.
•On September 18, 2020 (the “Effective Date”), the Reorganization Plan became effective in accordance with its terms and the Company emerged from the Chapter 11 Cases. As a result, effective as of the Effective Date, Denbury Inc., as reorganized pursuant to the Reorganization Plan, became the successor reporting company to Legacy Denbury pursuant to Rule 15d-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Unless otherwise noted or suggested by context, all financial information and data and accompanying financial statements and corresponding notes, as of and prior to the Effective Date, as incorporated by reference herein, reflect the actual historical consolidated results of operations and financial condition of the Company for the periods presented and do not give effect to the Reorganization Plan or any of the transactions contemplated thereby. Accordingly, such financial information may not be representative of the Company’s performance or financial condition after the Effective Date. Except with respect to such historical financial information and data or as otherwise noted or suggested by context, all other information contained herein relates to the Company following the Effective Date.

This Registration Statement on Form S-8 (“Registration Statement”) is being filed by the Company for the purpose of registering 6,169,591 shares of common stock, $0.001 par value (“Common Stock”), for issuance under the terms of the 2020 LTIP. The shares of Common Stock that are being registered pursuant to this Registration Statement have been reserved and authorized for issuance from the Company’s authorized and unissued capital stock.

Denbury Resources Inc.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Any reports filed by the Company with the Securities and Exchange Commission (the “SEC”) after the date of this Registration Statement and before the date that the offering of the securities by means of this Registration Statement is terminated will automatically update and, where applicable, supersede any information contained in or incorporated by reference in this Registration Statement. The Company incorporates by reference (excluding any information furnished pursuant to Items 2.02 or 7.01 of any report on Form 8-K, including any related exhibits under Item 9.01) the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. Each such document shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such document.

1.The Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 27, 2020;
2.The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, filed on May 18, 2020, August 11, 2020 and November 16, 2020, respectively;
3.The Company’s Current Reports on Form 8-K filed on March 6, 2020, March 31, 2020, May 7, 2020, June 3, 2020, June 5, 2020, June 30, 2020, July 15, 2020, July 29, 2020, July 31, 2020, August 5, 2020, August 6, 2020, September 4, 2020, September 15, 2020, September 18, 2020, as amended, November 4, 2020, and December 4, 2020; and
4.The description of the Company’s common stock contained in its Current Report on Form 8-K, dated September 18, 2020, and any amendment or report updating that description.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Under the provisions of Section 145 of the Delaware General Corporation Law (the “DGCL”), the Company is required to indemnify any present or former officer or director against expenses arising out of legal proceedings in which the director or officer becomes involved by reason of being a director or officer if the director or officer is successful in the defense of such proceedings. Section 145 also provides that the Company may indemnify a director or officer in connection with a proceeding in which he is not successful in defending if it is determined that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company or, in the case of a criminal action, if it is determined that he had no reasonable cause to believe his conduct was unlawful. Liabilities for which a director or officer may be indemnified include

Denbury Resources Inc.

amounts paid in satisfaction of settlements, judgments, fines and other expenses (including attorneys’ fees incurred in connection with such proceedings). In a stockholder derivative action, no indemnification may be paid in respect of any claim, issue or matter as to which the director or officer has been adjudged to be liable to the Company (except for expenses allowed by a court).

Article IX of the Company’s Third Restated Certificate of Incorporation (the “Certificate of Incorporation”) requires indemnification of directors, officers and other employees to the fullest extent permitted by Section 145 of the DGCL. Furthermore, Article IX of the Certificate of Incorporation explicitly provides that:

•the Company may advance expenses, including reasonable attorneys’ fees, to individuals entitled to indemnification;
•the Company may not take any action to diminish or reduce the rights of individuals entitled to indemnification after the occurrence of the events to which the indemnification relates;
•any person entitled to indemnification by the Company may bring suit against the Company if it does not pay them within 30 days after receiving a written demand for indemnification and, if successful, such person may recover their expenses for such suit, including attorneys’ fees, from the Company. In the suit, the Company will have the burden of proving any defense that the person is not eligible for indemnification under the DGCL; and
•any director or officer of the Company that is a witness in any action, suit or proceeding, by reason of such position as director or officer of the Company, shall be entitled to indemnification.

Additionally, the Company maintains directors’ and officers’ insurance which includes coverage for liability under the federal securities laws.

Article X of the Company’s Certificate of Incorporation limits the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that a director’s liability may not be limited (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

The Company has entered into indemnification agreements with its directors and executive officers. The indemnification agreements do not increase the extent or scope of indemnification provided to the Company’s directors and executive officers under the Company’s Certificate of Incorporation, but set forth indemnification and expense advancement rights and establish processes and procedures determining entitlement to obtaining indemnification and advancement of expenses.

Item 7. Exemption from Registration Claimed.

Not applicable.

Denbury Resources Inc.

Item 8. Exhibits.

(a)    Exhibits.

The following documents are included as a part of this Registration Statement.

Exhibit No.	Document Description
4.1	Denbury Inc. 2020 Omnibus Stock and Incentive Plan (incorporated by reference to Exhibit 10.1 of Form 8-K filed by the Company on December 4, 2020, File No. 001-12935).
4.2	Third Restated Certificate of Incorporation of Denbury Resources Inc. (incorporated by reference to Exhibit 3.1 of Form 8-K filed by the Company on September 18, 2020, File No. 001-12935).
4.3
Fourth Amended and Restated Bylaws of Denbury Resources Inc., as of September 18, 2020 (incorporated by reference to Exhibit 3.2 of Form 8-K filed by the Company on September 18, 2020, File No. 001-12935).

4.4
Credit Agreement, dated as of September 18, 2020, by and among Denbury Inc., as borrower, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, swingline lender, and letter of credit issuer (incorporated by reference to Exhibit 10.1 to Denbury Inc.’s Current Report on Form 8-K filed on September 18, 2020, File No. 001-12935).

5.1*	Opinion of James S. Matthews, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary of Denbury Inc.
23.1*	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of DeGolyer and MacNaughton.
23.3*	Consent of James S. Matthews (included in Opinion filed as Exhibit 5.1 hereto).
24.1*	Power of Attorney (included on signature page).

*    Included herewith.

Item 9. Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1)to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
(iii)to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

Denbury Resources Inc.

(2)that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Denbury Resources Inc.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on December 4, 2020.

Denbury Inc.

/s/ Mark C. Allen
Mark C. Allen Executive Vice President and Chief Financial Officer

/s/ Alan Rhoades
Alan Rhoades Vice President and Chief Accounting Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Christian S. Kendall, Mark C. Allen and Alan Rhoades, and each of them, each with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming that each of said attorneys-in-fact and agents or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on December 4, 2020.

/s/ Christian S. Kendall
Christian S. Kendall Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Mark C. Allen
Mark C. Allen Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Alan Rhoades
Alan Rhoades Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ Kevin O. Meyers
Kevin O. Meyers Chairman of the Board

Denbury Resources Inc.

/s/ Anthony Abate
Anthony Abate Director

/s/ Caroline Angoorly
Caroline Angoorly Director

/s/ James Chapman
James Chapman Director

/s/ Lynn A. Peterson
Lynn A. Peterson Director

/s/ Brett Wiggs
Brett Wiggs Director